Exhibit 99.1

PricewaterhouseCoopers S.A.
268 Kifissias Avenue
152 32 Halandri
Greece
www.pwc.gr
e-mail:pwc.greece@gr.pwc.com
Tel. : 30-210-6874 400
Fax : 30-210-6874 444
October 20, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by FreeSeas Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F(a) of Form 20-F, as part of the Form F-1 of FreeSeas Inc. dated October 22, 2009. We agree with the statements concerning our Firm in such registration statement.
Very truly yours,

/s/ PricewaterhouseCoopers S.A

Halandri	: 268/270 Kifissias Avenue, 152 32 Halandri, Tel.: 30-210-6874 400, Fax: 30-210-6874 444
Piraeus	: 2, 2nd Merarchias Sir., 185 35 Piraeus, Tel.: 30-210-4284 000, Fax: 30-210-4520 263
Thessaloniki	: 17 Ethnikis Antisfassis Str., 551 34 Thessaloniki, Tel.: 30-2310-488 880, Fax: 30-2310-459 487